                                                                   Exhibit 1(jj)

                              JANUS INVESTMENT FUND

                            CERTIFICATE OF AMENDMENT

         The undersigned, being the Secretary of Janus Investment Fund, a trust with transferable shares of the type commonly called a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 7.3 of the Amended and Restated Agreement and Declaration of Trust, dated March 18, 2003, as may be amended from time to time (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on September 16, 2003, the Declaration of Trust is amended as follows:

         The first paragraph of Section 4.2 of the Declaration of Trust is hereby amended and restated in its entirety to read as follows:

         Section 4.2 Establishment and Designation of Series. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees have established and designated twenty seven (27) Series: Janus Fund, Janus Balanced Fund, Janus Core Equity Fund, Janus Enterprise Fund, Janus Federal Tax-Exempt Fund, Janus Flexible Income Fund, Janus Global Life Sciences Fund, Janus Global Technology Fund, Janus Global Opportunities Fund, Janus Government Money Market Fund, Janus Growth and Income Fund, Janus High-Yield Fund, Janus Institutional Cash Reserves Fund, Janus Mercury Fund, Janus Mid Cap Value Fund, Janus Money Market Fund, Janus Olympus Fund, Janus Orion Fund, Janus Overseas Fund, Janus Risk-Managed Stock Fund, Janus Short-Term Bond Fund, Janus Special Equity Fund, Janus Small Cap Value Fund, Janus Tax-Exempt Money Market Fund, Janus Twenty Fund, Janus Venture Fund, and Janus Worldwide Fund. The Shares of such Series and classes thereof and any Shares of any further Series or classes thereof that may from time to time be established and designated by the Trustees shall have the following relative rights and preferences (unless the Trustees otherwise determine with respect to some further Series or classes thereof at the time of establishing and designating the same):


         IN WITNESS WHEREOF, the undersigned has set her hand and seal this 16th day of September, 2003.


                                               /s/ Kelley Abbott Howes
                                               ------------------------------
                                               Kelley Abbott Howes, Secretary

                                                                   Exhibit 1(jj)


STATE OF COLORADO                   )
                                    )     ss.
CITY AND COUNTY OF DENVER           )

         BEFORE ME, the undersigned authority, on this day personally appeared Kelley Abbott Howes, Secretary of Janus Investment Fund, who, being by me first duly sworn, stated on her oath that the foregoing document is true and correct and that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

         GIVEN UNDER MY HAND AND SEAL OF OFFICE this 16th day of September,
2003.



My Commission Expires:                      /s/ Paula J. Alder
July 17, 2004                               ------------------
                                            Notary Public


[Notary Stamp]



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